EXHIBIT 10.123

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

PAN AMERICAN BANK, FSB, AS SELLER

AND

GUARANTY BANK, AS BUYER

dated as of July 1, 2004

BRANCH PURCHASE AND ASSUMPTION AGREEMENT

This Branch Purchase and Assumption Agreement (“Agreement”) is made and entered into as of July 1, 2004 (“Signature Date”), by and between PAN AMERICAN BANK, FSB, a federal savings bank with its home office located at 1801 El Camino Real, Burlingame, California 94010 (“Seller”), UNITED PANAM FINANCIAL CORP., a California corporation with its home office located at 3990 Westerly Place, Suite 200, Newport Beach, California 92660 (“Seller’s Parent Company”), and GUARANTY BANK, a federal savings bank with its home office located at 1300 South MoPac Expressway, Austin, Texas 78746 (“Buyer”).

RECITALS

A. Buyer desires to acquire certain assets and assume certain liabilities with respect to two (2) of Seller’s northern California branches, and Seller desires to transfer such assets, liabilities and the operation of the two branches to Buyer.

B. Seller and Buyer propose to apply to the appropriate regulatory authorities for permission to effect the purchase and sale described herein and for such other requisite approvals as may be necessary for the consummation of the transactions contemplated hereby.

C. Seller and Buyer wish to consummate the transactions contemplated hereby in a timely and efficient manner.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and subject to the conditions set forth herein, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS

1.1 DEFINITIONS. As used in this Agreement, the following terms have the definitions indicated:

“ACCOUNTING FIRM” has the meaning set forth in Section 4.4(a).

“ACCOUNT LOANS” means all checking account lines of credit or overdraft checking loan balances related to or secured by the Assumed Liabilities and all other loans secured by the Assumed Liabilities that are listed on the books and records of the Branches.

“ACCOUNT LOANS PAYMENT” has the meaning set forth in Section 2.1(c).

“ACCOUNT LOANS TAX PRORATION” has the meaning set forth in Section 2.4.

“ACCRUED INTEREST” means interest on Account Loans and Deposits which is accrued but unpaid or unposted, as the case may be, through and including the Closing Date.

“ACH ITEMS” means automated clearing house debits and credits, including, but not limited to, social security payments, federal recurring payments and other payments debited and/or credited on a regularly scheduled basis to or from Deposit Accounts pursuant to arrangements between the owner of the account and a third party directly making the credits or debits.

“AFFILIATE” means a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“ASSETS” means the Branch Leases, Fixed Assets, Cash on Hand and the Related Assets.

“ASSUMED LIABILITIES” means the aggregate outstanding balance of all Deposit Accounts at the Branches as of Closing, except that Assumed Liabilities shall not include: (i) Deposit Accounts holding funds held in escrow; (ii) Deposit Accounts that are Dormant Accounts as of the Closing Date or are subject to remittance to the State of California pursuant to the laws of abandoned property or escheat or similar laws during the year ended December 31, 2003; (iii) Deposit Accounts that are title, tax and lien accounts; (iv) Deposit Accounts excluded pursuant to Section 2.1(g); (v) Deposit Accounts of directors or senior officers of Seller; (vi) Brokered Deposit Accounts; and (vii) Internet Accounts.

“ATM” means automated teller machine.

“BRANCH EMPLOYEES” means the employees of Seller at the Branches.

“BRANCHES” means the Burlingame Branch and the San Carlos Branch.

“BRANCH LEASES” means all rights and obligations of Seller under the Burlingame Branch lease and the San Carlos Branch lease pursuant to which Seller holds leasehold interests as tenant.

“BROKERED DEPOSIT ACCOUNTS” means Deposits gathered by a deposit broker and placed with Seller.

“BURLINGAME BRANCH” means Seller’s branch located at 1801 El Camino Real, Burlingame, California.

“BUSINESS DAY” means any day on which the Federal Reserve Bank of San Francisco is open for the transaction of ordinary business.

“BUYER’S CLOSING PAYMENT” has the meaning set forth in Section 2.1(b).

“CASH ON HAND” means all petty cash, vault cash, cash in the ATMs and teller cash located at the Branches.

“CASH ON HAND PAYMENT” has the meaning set forth in Section 2.1(c).

“CLOSING” and “CLOSING DATE” have the meanings set forth in Section 4.1.

“CLOSING PAYMENTS” means Buyer’s Closing Payment and Seller’s Closing Payment.

“CLOSING SETTLEMENT STATEMENT” has the meaning set forth in Section 4.3(a).

“CLOSING SETTLEMENT STATEMENT DELIVERY DATE” has the meaning set forth in Section 4.3(a).

“CONFIDENTIAL INFORMATION” has the meaning set forth in Section 7.5.

“CORRECTION PAYMENT” has the meaning set forth in Section 4.4(b).

“DEPOSIT” or “DEPOSIT ACCOUNTS” means any deposit as defined in Section 3(l)(1) of the Federal Deposit Insurance Act, as amended, 12 U.S.C. Section 1813(l)(1), maintained at the Branches, together with Accrued Interest thereon, if any.

“DORMANT ACCOUNTS” means Deposit Accounts that, as of the Closing Date, have been inactive for a period of two (2) years or more.

“ENCUMBRANCES” means all encumbrances, mortgages, options, pledges, security interests, liens, charges, conditional sales agreements, leases or any other restriction, whether imposed by agreement, understanding, law or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“EXPENSES” means all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, experts and consultants to the Party and its Affiliates) incurred by the Party or on its behalf in connection with the consummation of the transactions contemplated hereby.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“FEDERAL FUNDS RATE” means the closing bid price for federal funds as quoted in the Wall Street Journal on the date in question (it being understood that on days on which the Wall Street Journal is not published, interest shall accrue at the overnight Federal Funds Rate in effect on the most recent day on which the Wall Street Journal was published).

“FINAL SETTLEMENT DATE” has the meaning set forth in Section 4.3(b).

“FIXED ASSETS” means all furniture, equipment, trade fixtures, ATMs and other tangible personal property owned or leased by Seller and located in or upon the Branches,

and all leasehold improvements on the Leased Branches that Seller has made, all as described on Schedule 3.1(b).

“FIXED ASSETS PAYMENT” has the meaning set forth in Section 2.1(c).

“GAAP” means generally accepted accounting principles, consistently applied.

“HAZARDOUS SUBSTANCES” means chemicals, pollutants, contaminants, wastes and substances that have been defined as toxic or hazardous by any applicable federal, state, county or local law or regulation; provided, however, that for purposes of this definition, Hazardous Substances shall not include any substance of a nature, quantity or concentration that is customarily used, stored or disposed of as part of or incidental to the operation and maintenance of the Branches in the ordinary course of business conducted thereon.

“INTERNET ACCOUNTS” means Deposits gathered via the internet.

“IRA” means a trust or custodianship created for the exclusive benefit of an individual or his beneficiaries in accordance with the provisions of Section 408 of the Internal Revenue Code of 1986, as amended.

“IRA DEPOSITS” has the meaning set forth in Section 2.1(g).

“IRS” means the Internal Revenue Service.

“LEASED BRANCHES” means the Burlingame Branch and the San Carlos Branch.

“LIQUIDATED DAMAGES” has the meaning set forth in Section 11.4.

“NET BOOK VALUE” means the net book value of an asset, as shown on the books and records of Seller, determined in accordance with GAAP.

“OTS” means the Office of Thrift Supervision or any successor thereto.

“PARTY” means Seller or Buyer, and “PARTIES” means both Seller and Buyer.

“PERSON” means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

“PREMIUM” means three and one-quarter percent (3.25%).

“PREMIUM PAYMENT” means the product of the Premium multiplied by Buyer’s Closing Payment.

“PREPAYMENT CREDIT” has the meaning set forth in Section 2.1(e).

“REALTY” means the tenancy interests of Seller under the Branch Leases.

“RECORDS” means all records and original documents located at the Branches or in centralized servicing areas which pertain to the Branches, Fixed Assets, Assumed Liabilities and Account Loans, including, but not limited to, (i) loan applications; (ii) activity reports for escheat purposes; (iii) an account history for each account related to the Assumed Liabilities and Account Loans for a period including at least the current year; and (iii) signature cards, customer cards, customer statements, legal files, pending files, all open account agreements, Account Loan agreements, computer records and documents.

“RELATED ASSETS” means the Account Loans and Records.

“RETURNED ITEMS” has the meaning set forth in Section 11.6.

“SAN CARLOS BRANCH” means Seller’s branch located at 644 Laurel Street, San Carlos, California.

“SECURITIZATION” has the meaning set forth in Section 10.2(f).

“SELLER’S CLOSING PAYMENT” has the meaning set forth in Section 4.2(b).

“SERVICE CONTRACTS” means service and maintenance agreements, equipment leases and any other agreements, licenses and permits affecting the Branches, all of which are listed on Schedule 6.22 hereto.

“SIGNATURE DATE” means the date set forth as such in the first paragraph of this Agreement.

“TAXPAYER INFORMATION” has the meaning set forth in Section 13.18.

“TIN” means taxpayer identification number.

“TRANSFER APPLICATION” has the meaning set forth in Section 7.1.

“TRANSFERRED EMPLOYEE” has the meaning set forth in Section 12.3.

“WITHHOLDING OBLIGATIONS” has the meaning set forth in Section 13.17.

ARTICLE II

TERMS OF PURCHASE AND ASSUMPTION

2.1 ASSETS AND LIABILITIES

(a) PURCHASE AND SALE. On the Closing Date, subject to the terms and conditions set forth herein, Seller shall sell, convey, assign and transfer to Buyer and Buyer shall (i) purchase and acquire from Seller all of Seller’s right, title and interest in and to the Assets; (ii) assume the Assumed Liabilities as of the Closing Date in accordance with the terms of such Assumed Liabilities in effect on the Closing Date; (iii) assume Seller’s obligations to its Assumed Liabilities’ customers accruing after the Closing Date in accordance with the terms of the Assumed Liabilities in effect on the Closing Date; and (iv) be responsible for modifying the terms of such customer relationships effective as of the Closing Date as necessary to conform to Buyer’s practices.

(b) PURCHASE PRICE. On the Closing Date, Seller shall reimburse Buyer, in cash, for the assumption by Buyer of the liabilities and obligations relating to the Assumed Liabilities pursuant to Section 2.1(a) in an amount equal to one hundred percent (100%) of the aggregate amount of the Assumed Liabilities (“Buyer’s Closing Payment”) in the form attached hereto as Exhibit 2.1(b).

(c) PREMIUM PAYMENT; ASSUMED LIABILITIES; ASSETS. In consideration of the assumption of the Assumed Liabilities by Buyer, Buyer shall pay Seller the Premium Payment. In consideration for the Account Loans acquired by Buyer hereunder, Buyer shall pay to Seller at Closing the outstanding principal balance of each Account Loan plus Accrued Interest on each Account Loan as of the Closing Date (“Account Loans Payment”). In consideration of the Fixed Assets and Cash on Hand acquired hereunder, Buyer shall pay to Seller at Closing the Net Book Value of the Fixed Assets (“Fixed Assets Payment”) as of the Closing Date and the amount of Cash on Hand (“Cash on Hand Payment”) at the Branches as of the close of business on the Closing Date.

(d) ASSUMPTION OF BRANCH LEASES AND SERVICE CONTRACTS. Subject to the terms and conditions hereof, specifically including, but not limited to, the provisions of Section 6.22, Buyer shall assume the duties and obligations of Seller under the Branch Leases and under the assigned Service Contracts from and after the Closing Date.

(e) PRORATIONS. All payments under or pursuant to the Branch Leases and Service Contracts, all personal property taxes with respect to the Fixed Assets, and all ordinary operating expenses of the Branches (including amounts payable under maintenance contracts and for utilities, but excluding insurance) shall be prorated between the Parties on the basis of a 365-day year and actual days elapsed. In addition, the pro rata amount of FDIC insurance premiums attributable to the Assumed Liabilities, and paid in advance by Seller for the period after the Closing Date, as well as any prepayments made by Seller for periods after the Closing Date under the Branch Leases or Service Contracts, shall be credited to Seller at Closing (“Prepayment Credit”).

(f) NO OTHER DEBTS, OBLIGATIONS OR LIABILITIES ASSUMED. It is understood and agreed that, except as expressly set forth in Sections 2.1(a) and 2.1(d), Buyer shall not assume or be liable for any debts, obligations or liabilities of Seller.

(g) IRA DEPOSITS. Seller shall: (i) resign as of the Closing Date as the trustee/custodian of each IRA deposit liability (“IRA Deposits”) of which it is the trustee/custodian; (ii) to the extent permitted by the documentation governing each IRA, appoint Buyer as successor trustee/custodian thereof, and Buyer agrees to accept each such trusteeship/custodianship and assume all fiduciary obligations with respect thereto as of the Closing; and (iii) deliver to the IRA grantor and/or named fiduciary of each IRA such notice of the foregoing as is required by the documentation governing such IRA. If, pursuant to the terms of the documentation governing such IRA, the IRA grantor objects in writing to such assignment, or is entitled to name a successor trustee/custodian and names a successor trustee/custodian other than Buyer, all deposits held under such IRA shall be excluded from the Assumed Liabilities.

2.2 NO SALE OF SELLER’S NAME AND LOGO. Seller is not selling, assigning, conveying, transferring or delivering, nor shall Buyer acquire any rights or interest in or to (i) the name of Seller, or any combination or derivation thereof; or (ii) any logos, service marks or trademarks of Seller or any advertising materials or slogans or any similar items used before, on or after the Closing Date by Seller in connection with its business.

2.3 EXPENSES. Seller shall operate for its own account the Assumed Liabilities and Assets being transferred and assumed pursuant to this Agreement through the Closing Date, and Buyer shall operate for its own account such Assumed Liabilities and Assets from and after such time. All Expenses, costs, obligations and liabilities related to the Assets and the Branches prior to Closing shall be Seller’s responsibility.

2.4 RESPONSIBILITY FOR TAXES. Seller shall be responsible for paying sales and use taxes arising out of the transfer of the Account Loans and shall pay its portion, prorated as of the Closing Date, of state and local, real and personal property taxes related to the Account Loans (“Account Loans Tax Proration”). Seller and Buyer shall cooperate in the preparation of any applicable filings and returns required by California tax law.

2.5 INFORMATION REPORTS. With respect to the calendar year in which the Closing Date occurs, for federal income tax reporting purposes, Seller shall report all interest accrued and paid with respect to all Assumed Liabilities through the Closing Date, and Buyer shall report all interest accrued and paid with respect to all Assumed Liabilities after the Closing Date.

ARTICLE III

TRANSFER OF ASSETS

3.1 PERSONAL PROPERTY.

(a) Seller is the lawful owner or lessee of the Fixed Assets. On the Closing Date, Seller shall assign to Buyer all right, title and interest in and to the Fixed Assets located at the Branches free and clear of all Encumbrances and shall cause a bill of sale and assignment of the Fixed Assets in the form of Exhibit 10.1(e)(1) to be delivered to Buyer on the Closing Date to effect such transfer.

(b) Attached hereto as Schedule 3.1(b) is a schedule of the Fixed Assets, which identifies each item of personal property with reasonable particularity, giving the Net Book Value of such item on Seller’s books and describing any Encumbrances thereon.

3.2 CONDITION AND DESTRUCTION OF PROPERTY. Seller hereby agrees that the Fixed Assets to be delivered on the Closing Date shall be substantially the same as the Fixed Assets set forth on Schedule 3.1(b), ordinary wear and tear excepted; provided, that in the event of material damage to the Fixed Assets, Seller shall have the option to repair or replace such Fixed Assets at Seller’s sole cost and expense. Seller shall assign to Buyer any manufacturer or supplier warranty covering such Fixed Assets. Seller shall give Buyer prompt written notice of (a) any material fire or casualty with respect to any of the Fixed Assets or the Branches, and (b) any actual or threatened condemnation or eminent domain action with respect to all or any part of any of the premises of either Branch. Upon receipt of such notice, Buyer may, in its sole and exclusive discretion, within fourteen (14) days following receipt of such notice, elect either to: (i) close the transactions contemplated hereby, excluding the Fixed Assets or Branch in question and deducting from the purchase price an amount mutually agreeable to the Parties; provided, that if no such agreement can be reached, Buyer may elect to terminate this Agreement; or (ii) close the transactions contemplated hereby, including the personal property or real property in question, in which event Seller shall (y) assign, transfer and set over unto Buyer all of Seller’s right, title and interest in and to any condemnation award, casualty award, insurance policy, insurance payment or any manner of payment in any way related to the condemnation or casualty, and (z) in the event of a casualty, extend Buyer a credit against the purchase price in the amount of any deductible carried under any policy of insurance. For purposes hereof, a “material fire or casualty” is one which is reasonably estimated by Buyer to cost more than Fifty Thousand Dollars ($50,000) to repair.

3.3 ALLOCATION. Seller and Buyer agree that the allocation of the purchase price shall be made in accordance with Exhibit 4.2(b). After Closing, the Parties shall make consistent use of the allocation for all tax purposes and in any and all filings, declarations and reports with the IRS with respect thereto, including the reports required by Section 1060 of the Internal Revenue Code of 1986, as amended, it being understood and agreed that Buyer shall deliver an IRS Form 8594 to Seller within forty-five (45) days after Closing if such form is required to be filed with the IRS. In any proceeding related to the determination of any tax, neither Seller nor Buyer shall contend or represent that such allocation is not a correct allocation.

ARTICLE IV

CLOSING

4.1 CLOSING. The date of the closing of the transactions contemplated by this Agreement (“Closing Date”) shall be the first (1st) Friday after the expiration of five (5) Business Days after the last of the following to be achieved: (a) written approval by the OTS of the transactions contemplated hereby shall have been received and become effective; (b) any other approval required from any other governmental authority having jurisdiction over Seller, Buyer or the transactions contemplated hereby shall have been received; and (c) Seller shall have closed the Securitization. The Closing shall be deemed to occur at 11:59 P.M. Pacific Time on the Closing Date. Notwithstanding the foregoing, the Closing may occur at such later time or date as mutually agreed upon by Seller and Buyer.

4.2 CLOSING PAYMENTS. Because the Parties acknowledge that certain amounts to be paid may not be finally determinable until after the Closing Date, the Closing Payments shall be paid as follows:

(a) Provided that all conditions required for consummating the Closing have been satisfied by 9:00 a.m. Pacific Time on the Closing Date, Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, no later than 10:00 a.m. Pacific Time on the Closing Date, Buyer’s Closing Payment. Buyer’s Closing Payment shall be estimated, based on account balances of the Assumed Liabilities as of the close of business on the third Business Day immediately prior to the Closing Date.

(b) Immediately upon receipt of Buyer’s Closing Payment, Buyer shall pay to Seller by wire transfer of immediately available funds the sum of (i) the Premium Payment; (ii) the Account Loans Payment; (iii) the Fixed Assets Payment; (iv) the Cash on Hand Payment; and (v) the Prepayment Credit, minus the Account Loans Tax Proration (collectively, “Seller’s Closing Payment”) in the form attached hereto as Exhibit 4.2(b). Seller’s Closing Payment shall be estimated, based on the Net Book Value of the Fixed Assets and the Cash on Hand as of the close of business on the third (3rd) Business Day immediately prior to the Closing Date. Any payment pursuant to this Agreement sent after 12:00 p.m. Pacific Time shall be deemed to have been made on the next Business Day.

4.3 POST-CLOSING ADJUSTMENTS.

(a) Two (2) Business Days following Closing (“Closing Settlement Statement Delivery Date”), Seller shall provide Buyer with a closing settlement statement (“Closing Settlement Statement”), in the form attached hereto as Exhibit 4.3(a), of the Closing Payments initially calculated pursuant to Section 4.2, that accurately reflects the Assumed Liabilities, the Premium Payment, Cash on Hand, the Net Book Value of the Fixed Assets, the principal balance of the Account Loans plus Accrued Interest, the Prepayment Credit and the Account Loans Tax Proration (and any prorations or credits not reflected in the payment made in the Closing Payments) all as of and including the Closing Date.

(b) Seller or Buyer, as appropriate, shall, within seven (7) Business Days following the Closing Date (“Final Settlement Date”), pay to the other Party any amount payable based upon the difference between the Closing Payments made pursuant to Section 4.2 and the amount calculated pursuant to Section 4.3(a) by wire transfer in immediately available funds to an account designated by the receiving Party. Any payment to be made pursuant to this Section 4.3(b) by either Party to the other shall include interest at the Federal Funds Rate on the amount of the adjustment for the number of calendar days elapsed from, but excluding, the Closing Date to and including the Final Settlement Date, and shall be sent no later than 10:00 a.m. Pacific Time on the Final Settlement Date.

4.4 DISPUTES. Any disputes between the Parties regarding the accuracy or correctness of the amounts delivered or amounts that should have been delivered by the Parties pursuant to this Article IV shall be resolved as follows:

(a) NEGOTIATION BY PARTIES. Seller or Buyer, as the case may be, shall have twenty (20) Business Days following the Final Settlement Date to notify the other Party that it disputes the accuracy or correctness of the amount(s) delivered, or which should have been delivered, pursuant to Section 4.2 or 4.3. Seller and Buyer agree to use good faith efforts to resolve any disputes, controversies or claims relating to the amounts delivered or which should have been delivered. Each Party shall appoint a designated individual with authority to bind the respective Party. The designated individuals shall promptly meet in person or by conference telephone to resolve the issues in dispute. If the designated individuals are unable to resolve the dispute within ten (10) Business Days following such meeting, the Parties shall jointly select a national accounting firm with expertise in the auditing of financial services institutions (“Accounting Firm”) to resolve the dispute. If the Parties cannot agree on an Accounting Firm, each Party’s independent accountant shall, within three (3) Business Days, jointly select an Accounting Firm to arbitrate the dispute. If the Accounting Firm selected by the Parties’ independent accountants declines the engagement, the selection process by the Parties’ independent accountants shall be repeated immediately until an Accounting Firm is selected which accepts the engagement.

(b) RESOLUTION OF DISPUTE. The Accounting Firm shall investigate the disputed matter and as soon as possible render a determination as to what amounts, if any, are payable by either Party so as to resolve the dispute in accordance with the terms hereof (“Correction Payment”). The Correction Payment shall include interest thereon at the Federal Funds Rate for the period from the Closing Date to and including the date of its payment if the amount has been underpaid, or, in the case of overpayment, from the date of overpayment to and including the date of payment. The Correction Payment shall be paid within one (1) Business Day after the Accounting Firm determination is communicated to both Parties.

(c) PAYMENT FOR RESOLUTION OF DISPUTE. Initially, the services of the Accounting Firm shall be shared equally by Seller and Buyer. Thereafter, if the Correction Payment, excluding interest, is greater than Ten Thousand Dollars ($10,000), the Party paying such Correction Payment shall be required to reimburse the other Party for the other Party’s share of the Accounting Firm’s costs within ten (10) Business Days following written receipt by that Party of demand for such reimbursement. If the Correction Payment is $10,000 or less, the Party requesting the services of such Accounting Firm shall be required to reimburse the other Party for its share of the Accounting Firm’s costs within ten (10) Business Days following written receipt by that Party of demand for such reimbursement.

4.5 DELIVERIES AT CLOSING. At Closing, Seller shall deliver to Buyer the documents set forth in Section 10.1(e), and Buyer shall deliver to Seller the documents set forth in Section 10.2(e).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

5.1 ORGANIZATION. Buyer is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States of America.

5.2 AUTHORITY. Buyer has the corporate power and authority to carry on its business as now being conducted and to execute, deliver and perform this Agreement and has secured all necessary corporate consents and approvals in connection with the execution hereof and the consummation of the transactions contemplated hereby, subject to obtaining requisite regulatory approvals. Upon execution and delivery, this Agreement and other agreements being delivered herewith shall constitute valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights generally and laws relating to the rights of creditors of federally insured financial institutions, and to general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

5.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Buyer holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has not violated, and is in compliance with, all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over it, except to the extent any such violation would not have an adverse effect upon its ability to enter into and perform its obligations hereunder.

5.4 NO BREACH. Buyer’s execution, delivery and performance hereof and the consummation of the transactions contemplated hereby will not (a) violate or cause a breach of or constitute a default under any judgment, injunction, order, decree, agreement or instrument binding upon Buyer, or (b) violate Buyer’s charter or by-laws or, upon receipt of all required regulatory approvals, any law or regulation applicable to Buyer.

5.5 LITIGATION. There is no action, suit or proceeding pending against Buyer or, to Buyer’s knowledge, threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency or official that could adversely affect the ability of Buyer to perform its obligations hereunder.

5.6 GOVERNMENTAL NOTICES. Buyer has no reason to believe that any federal, state or other governmental agency having jurisdiction to approve or consent to the transactions contemplated hereby would oppose or not grant or issue such approval or consent, if required.

5.7 REGULATORY APPROVALS. The information furnished or to be furnished by Buyer pursuant to Section 7.1 for the purpose of filing any regulatory application and/or notice is or will be true and complete in all material respects as of the date so furnished.

5.8 CONSENTS. Other than the approval of the OTS, as well as any applicable approval or consent of the FDIC, no consent of, notice to, or approval or authorization from any governmental authority or agency or any non-governmental third party is required for Buyer’s execution, delivery and performance hereof and the consummation by Buyer of the transactions contemplated hereby.

5.9 ACCURACY AND CURRENTNESS OF INFORMATION. The representations and warranties made herein by Buyer or in the lists and schedules hereto do not contain any untrue statement of a material fact or omit any material fact which is necessary under the circumstances in which it was made to prevent the statements contained herein or in such schedules from being misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

6.1 ORGANIZATION. Seller is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States of America.

6.2 AUTHORITY. Seller has the corporate power and authority to carry on its business as now being conducted and to execute, deliver and perform this Agreement and has secured all necessary corporate consents and approvals in connection with the execution hereof and the consummation of the transactions contemplated hereby, subject to obtaining requisite regulatory approvals. Upon execution and delivery, this Agreement and other agreements being delivered herewith will constitute valid and binding obligations of Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights generally and the rights of creditors of federally insured financial institutions, and to general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

6.3 COMPLIANCE WITH OTHER INSTRUMENTS AND LAW. Seller holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business at the Branches. Seller has complied with all laws, regulations, opinions, orders, ordinances, judgments and decrees of all governmental bodies and any agencies or subdivisions thereof (federal, state, local, foreign or otherwise) applicable to the Branches or any part of their operation, including, but not limited to, the OTS and the FDIC, except to the extent any such violation would not have an adverse effect upon its ability to enter into and perform its obligations hereunder. Seller has not received any written notification of any outstanding asserted failure by Seller to comply with any of such laws. The Branches (including improvements) and the current use and operation thereof by Seller are each in material compliance with and authorized by applicable zoning and other land use regulations, including, but not limited to, building, fire, health, safety, hazardous waste and environmental codes and all private covenants, restrictions and easements as they apply to Seller’s current use and operations. There are no facts or circumstances existing or, to Seller’s knowledge, threatened, which could have a material adverse effect on the present use of either of the Branches. Seller has not received notice that any governmental authority considers that either of the Branches violates or has violated any fire, zoning, health, building, hazardous waste or environmental code or other ordinance, law or regulation or order of any government or any agency, body or subdivision thereof.

6.4 NO BREACH. Seller’s execution, delivery and performance hereof and the consummation of the transactions contemplated hereby will not (a) violate or cause a breach of or constitute a default under any judgment, injunction, order, decree, material agreement or material instrument binding upon Seller, or (b) violate Seller’s charter or by-laws or, upon receipt of all required regulatory approvals, any law or regulation applicable to Seller.

6.5 LITIGATION. There is no action, suit, investigation or proceeding pending against Seller or, to Seller’s knowledge, threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency or official that could adversely affect (a) the ability of Seller to perform its obligations hereunder, or (b) the Assets, Assumed Liabilities, or the operation of the Branches. None of the Assumed Liabilities or Account Loans are subject to any Encumbrances or any legal restraint or other legal process other than customary court orders, levies and garnishments affecting the depositors, all of which Encumbrances are described on Schedule 6.5.

6.6 GOVERNMENTAL NOTICES. Seller has no reason to believe that any federal, state or other governmental agency having jurisdiction to approve or consent to the transactions contemplated hereby would oppose or not grant or issue such approval or consent, if required.

6.7 REGULATORY APPROVALS. The information furnished or to be furnished by Seller pursuant to Section 7.1 for the purpose of enabling Buyer to complete and file an application with the OTS is or will be true and complete in all material respects as of the date so furnished.

6.8 CONSENTS. Other than the approval of the OTS and any consents required in connection with the Branch Leases or Service Contracts, no consent of, notice to, or approval or authorization from any governmental authority or agency or any non-governmental third party is required for Seller’s execution, delivery and performance hereof and the consummation by Seller of any transactions contemplated hereby.

6.9 FDIC INSURANCE. The Deposits are insured by the FDIC up to the current applicable maximum limits, and Seller has received no written notice of any action pending or threatened by the FDIC with respect to termination of such insurance.

6.10 DEPOSITS. Seller has, or will have within one (1) Business Day following the Signature Date, delivered to Buyer a true and complete copy of the account forms for all Deposit Accounts offered by Seller at the Branches. Except as identified to Buyer by Seller in writing pursuant to Schedule 6.10, all of the Deposit Accounts related to the Assumed Liabilities are in compliance with all applicable laws, orders and regulations and were originated in material compliance with all applicable laws, orders and regulations.

(a) Schedule 6.10(a) sets forth a true and correct schedule of the Deposits and Assumed Liabilities (such Assumed Liabilities being designated separately on said Schedule) prepared as of the Signature Date (and which shall be updated on the last day of every month through the Closing Date and as of the Closing Date and Final Settlement Date), listing by category the respective amounts of Deposits and Assumed Liabilities. All Deposits are insured to the fullest extent permissible by the FDIC, and Seller has received no written notice of any action pending or threatened by the FDIC with respect to termination of such insurance. Seller has and will have as of the Closing Date all rights and full authority to transfer and assign the Assumed Liabilities without restriction to Buyer.

(b) As of the Signature Date, subject to the Return Items (as defined in Section 13.6), and immaterial bookkeeping errors, all Accrued Interest on the Deposits has been properly credited thereto and properly reflected on Seller’s books of account, and Seller is not in default in the payment of any thereof.

(c) As of the Signature Date, subject to Return Items and immaterial bookkeeping errors, Seller has timely paid and performed all of its obligations and liabilities related to the Deposits as and when the same have become due and payable, and none is in default or exists by virtue of a default by Seller.

(d) As of the Signature Date, subject to immaterial bookkeeping errors, Seller (i) has administered all the Deposits in accordance with applicable fiduciary duties and good and sound financial practices and procedures; (ii) has properly made all appropriate credits and debits thereto; (iii) has delivered to its customers, on a regular basis, statements adequately and accurately reflecting the amount, date and nature of each such credit and debit; (iv) in the event a question, complaint or objection by any depositor with respect to any of the Deposits has occurred, Seller has promptly and properly reviewed and responded and taken corrective action, in accordance with good and sound financial practice; and (v) is not liable, contingently or otherwise, to any depositors included in the Assumed Liabilities for any shortages or for any efforts, acts or omissions by Seller.

6.11 TITLE TO ASSETS OTHER THAN REALTY. Seller is the lawful owner of, and has good and marketable title to, the Fixed Assets and the Related Assets free and clear of all Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated hereby will vest in Buyer good and marketable title to the Assets free and clear of any Encumbrances. Set forth on Schedule 6.11 is a true and correct schedule of all Account Loans prepared as of the Signature Date (which shall be updated on the last day of every month through the Closing Date and on the Closing Date and Final Settlement Date) listing by category the amount of each Account Loan, together with the amount of Accrued Interest thereon. All Account Loans extended by Seller and any extensions, renewals or continuations of such Account Loans were made in accordance with customary lending standards of Seller in the ordinary course of business and are secured by deposit accounts that constitute Deposits hereunder. The Account Loans and any applicable interest are evidenced by appropriate and sufficient documentation based upon customary and ordinary practices in the industry.

6.12 LEASES.

(a) Schedule 6.12 lists each of the leases and subleases pursuant to which Seller holds a leasehold interest in the Branch Leases. Seller is the current lessee under the Branch Leases.

(b) Each of the Branch Leases is the legal, valid and binding obligation of Seller. Seller’s leasehold interest is not subject to any Encumbrances, and there does not exist with respect to Seller’s obligations under any of the Branch Leases, or with respect to the lessor’s obligations under the Branch Leases, any default or any event or condition which, after notice or lapse of time or both, could constitute such a default.

6.13 NO COMMITMENTS. There are no representations or commitments made to borrowers in connection with the Account Loans or to customers in connection with the Assumed Liabilities which are not set forth in writing in the Records.

6.14 COMMUNITY REINVESTMENT ACT. Seller received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To Seller’s knowledge, there are no threatened or pending actions, proceedings or allegations by any Person or regulatory agency which may cause the OTS or the FDIC to deny or fail to issue any regulatory approval required to consummate the transactions contemplated hereby. There are no agreements with any consumer or community groups with respect to the Related Assets or Assumed Liabilities.

6.15 TAXES. Seller has filed all required tax returns and reports related to the Assets and any business conducted at the Branches, including returns and reports related to payroll, withholding, sales, use, transfer, excise and property taxes. Seller has not received any notice indicating that any taxing authority has asserted any claim for the assessment of any tax liability (including additions to tax, penalties and interest), withholding or other governmental charges.

6.16 TIN CERTIFICATION. Seller has complied in all material respects with all applicable laws in obtaining the Deposits, including the use of due diligence in obtaining TIN certifications from holders of the Deposits.

6.17 BRANCH EMPLOYEES. There is no action, suit or proceeding pending against Seller, or to Seller’s knowledge, threatened against or affecting Seller, before any court, arbitrator or any governmental body, agency or official that has been brought or threatened to be brought by or on behalf of any Branch Employee. Seller is not a party to any collective bargaining agreement with respect to any of its Branch Employees or any labor organization to which its Branch Employees belong.

6.18 INSURANCE. The Branches and the Assets are covered by effective insurance in the amounts, types and forms as are customary and appropriate for Seller’s business, operations, properties and assets. Pursuant to the insurance policies set forth on Schedule 6.18, copies of which have been delivered to Buyer prior to the Signature Date, all amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

6.19 BINDING OBLIGATIONS. Except for agreements previously delivered to Buyer and agreements necessary or desirable to consummate the transactions contemplated hereby, Seller is not a party to any other agreement relating to either of the Branches nor is there any other agreement by which either of the Branches is bound.

6.20 ENVIRONMENTAL.

(a) No Hazardous Substances have been stored, disposed of or released upon or below the Branches by Seller, or, to Seller’s knowledge, by any other Person, in violation of any environmental law.

(b) Seller has not received, and, to Seller’s knowledge, no other Person has received, any written communication from any governmental authority alleging the violation of any environmental law with respect to either of the Branches.

(c) To Seller’s knowledge, no person or entity has asserted any claim against Seller arising out of, based upon or resulting from (i) the presence or release into the environment of any Hazardous Substance upon or below either of the Branches in violation of any environmental law, or (ii) the violation or alleged violation of any environmental law with respect to either of the Branches.

6.21 RELATED PARTY TRANSACTIONS. No director, officer or Affiliate of Seller is a party to the Branch Leases or the Service Contracts or maintains any direct ownership or investment interests in the Branches.

6.22 SERVICE CONTRACTS. Schedule 6.22 lists all of the contracts, licenses, permits, service and maintenance agreements and other agreements entered into by Seller in connection with the operation of the Branches. Buyer shall not be obligated to assume any of the Service Contracts, and Buyer shall have the right to determine, in its sole discretion, which, if any, of the Service Contracts Buyer wishes to assume.

6.23 DOCUMENTS. Seller has delivered to Buyer true, correct and complete copies of the following:

(a) any and all real and personal property leases, including the Branch Leases, certificates of occupancy, Service Contracts, and all other agreements relating to the operation of the Branches or the Fixed Assets;

(b) any plans and specifications for the improvements constructed on the Branches and as-built plans and surveys;

(c) all notices received by Seller during the past three (3) years regarding the Branches with respect to violation of any statutes, rules or regulations of government agencies or violation of any easements, covenants, conditions or restrictions affecting the Realty; and

(d) copies of any environmental site assessment reports or surveys on the Realty or owned Branches.

6.24 ACCURACY AND CURRENTNESS OF INFORMATION. The representations and warranties made by Seller herein or in the lists and schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact that is necessary under the circumstances under which it was made to prevent the statements contained herein or in such schedules from being misleading.

ARTICLE VII

COVENANTS OF BUYER

7.1 OBTAINING REGULATORY APPROVALS. Buyer shall be responsible for the preparation and filing with the OTS of the applications and notices for approval of the transactions contemplated hereby except for any application under Section 563.22 of the OTS Regulations (“Transfer Application”) which may be required of Seller. Buyer shall use its best efforts to file all such applications and notices simultaneously with the execution hereof or as soon thereafter as reasonably feasible. Buyer shall pay any required filing fees for any application required to be filed by Buyer under applicable law. Buyer shall provide Seller with a copy of any such application and any related correspondence with such regulatory authorities contemporaneously with the filing or receipt of same. Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled hereunder and to effect Closing at the earliest possible date. Buyer shall cooperate with Seller in providing information for the Transfer Application.

7.2 PAYMENT OF CHECKS. From and after the Closing Date, Buyer agrees to pay, subject to Seller’s compliance with Section 8.8 hereof, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts and negotiable orders of withdrawal timely presented to Buyer by mail, over its counters or through clearings if such items are drawn on the Assumed Liabilities, whether drawn on the check or draft forms provided by Seller, for at least one hundred eighty (180) days following the Closing Date, or on those provided to Buyer. In addition, Buyer shall, in all other respects, discharge all the duties, liabilities and obligations related to the Assumed Liabilities which occur following Closing.

7.3 CONSENTS AND NOTICES. Buyer shall (a) obtain prior to the Closing Date all consents, approvals and authorizations required to be obtained by Buyer for the consummation of the transactions contemplated hereby; and (b) publish all notices required by all governmental authorities and agencies for Buyer’s execution, delivery and performance hereof and Buyer’s consummation of the transactions contemplated hereby.

7.4 FURTHER ASSURANCES. On and after the Closing Date, Buyer shall give such further assistance to Seller and, upon Seller’s request, shall execute, acknowledge and deliver all such instruments and take such further action as may be reasonably necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining under the Assets, Account Loans and Assumed Liabilities transferred to Buyer and to confirm Buyer’s assumption of the Assumed Liabilities.

7.5 CONFIDENTIALITY. Unless disclosure to a bank regulatory authority is necessary in connection with any regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of Buyer’s counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, Buyer shall hold, and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, all records, books, contracts, instruments, computer data, and other data and information concerning Seller (collectively, “Confidential Information”) furnished to Buyer by Seller or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by Buyer on a non-confidential basis, (b) in the public domain through no fault of Buyer, or (c) later acquired lawfully by Buyer from other sources without a breach of any obligation to maintain such information in confidence) and shall not release or disclose such Confidential Information to any other Person, except Buyer’s auditors, attorneys, financial advisors, bankers and other consultants and advisors and, to the extent permitted above, to bank regulatory authorities. In the event of termination of the transactions contemplated hereby prior to Closing, Buyer shall return to Seller all such records, books, contracts, instruments, computer data, and other data or information and all copies thereof in its possession or in the possession of third parties subject to its direction, and shall certify in writing as to the foregoing.

7.6 SATISFACTION OF CONDITIONS. Buyer shall use its best efforts and cooperate with others to expeditiously bring about the satisfaction of conditions specified in Section 10.2 and advise Seller promptly in writing of any matter which would make the representations and warranties set forth in Article V not true and correct in all material respects at Closing.

ARTICLE VIII

COVENANTS OF SELLER

8.1 ASSISTANCE IN OBTAINING REGULATORY APPROVALS. Seller shall be responsible for the preparation and filing of any Transfer Application it may be required to file to consummate the transactions contemplated hereby. Seller shall cooperate with Buyer in providing information for Buyer’s applications to the OTS, including promptly providing Buyer, or the appropriate regulatory authorities, with all information in Seller’s possession required to be submitted by Buyer in connection with such approvals.

8.2 CONSENTS AND NOTICES. Seller shall (a) secure all consents, approvals and authorizations required to be obtained by Seller for the consummation of the transactions contemplated hereby, including, but not limited to, all necessary consents, approvals and authorizations to transfer the Realty and Service Contracts to Buyer; (b) comply with all applicable laws, regulations and rulings in connection with this Agreement and the transactions contemplated hereby; and (c) publish all notices required by all governmental authorities and agencies for Seller’s execution, delivery and performance hereof and Seller’s consummation of the transactions contemplated hereby.

8.3 ACCESS TO RECORDS AND INFORMATION; PERSONNEL; CUSTOMERS.

(a) Between the Signature Date and the Closing Date, Seller shall grant Buyer and its authorized agents and representatives access to the Records during normal business hours. Buyer shall give Seller reasonable notice for such access, and the date and time of such access shall then be mutually agreed upon by the Parties. Seller shall cause its personnel to provide reasonable assistance to Buyer in Buyer’s investigation of matters relating to the Assets, Assumed Liabilities and Branches; provided, however, that Buyer’s investigation shall be conducted in a manner which does not unreasonably interfere with Seller’s normal operations, customers and employee relations. Seller shall consent, upon reasonable notice, to discussions between the officers and authorized representatives of Buyer with parties with which Seller has business relationships so long as such investigation is limited to the Branches.

(b) Buyer, with Seller’s prior written consent, which consent may not be unreasonably withheld, may, at its own expense, upon regulatory approval of the transactions contemplated hereby, communicate with, and deliver information, brochures, bulletins, press releases and other communications to, depositors whose Assumed Liabilities or Account Loans are being transferred concerning such transactions and concerning the business and operations of Buyer.

8.4 CONDUCT OF BUSINESS PRIOR TO CLOSING. From the Signature Date to the Closing Date, Seller shall not engage in any transaction affecting the Branches or the Assets except in the ordinary course of business; shall operate and manage the business of the Branches, preserve the present operations of the Branches and preserve Buyer’s present relationships with persons employed at the Branches having business dealings with the Branches, in the ordinary course consistent with past practices and in accordance with GAAP; shall maintain the Records in the usual, regular and ordinary manner; and shall duly maintain compliance with all laws, regulatory requirements and agreements to which the Branches are subject or by which Seller is bound. Without limiting the generality of the foregoing, prior to the Closing Date, Seller shall not, without the prior written consent of Buyer:

(a) fail to maintain the Assets and the Branches in their present state of repair, order and condition, reasonable wear and tear excepted;

(b) fail to maintain the Records in accordance with GAAP;

(c) fail to comply in all material respects with all applicable laws and regulations related to or affecting the operation of the Branches;

(d) authorize or enter into any material contract or amend, modify or supplement any material contract related to or affecting the operation of the Branches;

(e) perform any act which could, or omit to perform any act, the omission of which could, cause a breach of any contract, commitment or obligation relating to or affecting the operation of the Branches;

(f) make any changes in its accounting systems, policies, principles or practices related to or affecting the operation of the Branches;

(g) enter into or renew any data processing service contract related to or affecting the operation of the Branches;

(h) make any change in any lease related to the Leased Branches;

(i) cause the Branches to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

(j) cause the Branches to transfer, in the ordinary course of business, to Seller’s other operations or branches any Account Loans, Fixed Assets, Branch Employees, Deposits or Records, except upon the unsolicited request of a customer or, in the case of a Branch Employee transfer, upon an unsolicited request of a Branch Employee;

(k) make any loan or commitment for any loan for the account of the Branches which will constitute an Asset to be acquired by Buyer, except for loans and commitments which Seller legally is able to make and which are made in the ordinary course of business;

(l) undertake any actions which are inconsistent with a program to use all reasonable efforts to maintain good relations with Branch Employees and customers of the Branches;

(m) encumber, transfer, assign, otherwise dispose of, or enter into any contract, agreement or understanding to encumber, transfer, assign or otherwise dispose of, any of the Assets except in the ordinary course of business;

(n) invest in any Fixed Assets or improvements in excess of Ten Thousand Dollars ($10,000) at either of the Branches, except for commitments made on or before the Signature Date and previously disclosed to Buyer in writing for replacements of furniture, fixtures and equipment and for normal maintenance and refurbishing purchased or made in the ordinary course of business;

(o) increase or agree to increase the salary, remuneration or compensation of Branch Employees other than in accordance with Seller’s customary policies and past practices and/or any bank-wide changes, or pay or agree to pay any uncommitted bonus to any Branch Employees other than regular bonuses granted based on historical practice; provided, however, that Seller may, at its option (and without in any way assuming an obligation to do so) (i) make payments to or for Branch Employees in lieu of or as partial compensation for savings incentives or other employee benefits, and (ii) pay incentive compensation to Branch Employees for purposes of retaining their services or maintaining Deposit levels through the Closing Date.

(p) amend or modify any of its promotional, Deposit Account or Account Loan practices with respect to the Branches, other than amendments or modifications in the ordinary course of business or otherwise consistent with the provisions hereof; or

(q) fail to maintain deposit rates, service charges or service fees at the Branches substantially in accord with past standards and practices.

8.5 NO ENCUMBRANCES. Between the Signature Date and the Closing Date, Seller shall not create or suffer to exist any new Encumbrance on any of the Assets or otherwise enter into any material transaction or make any material commitment related to any of the Assets without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

8.6 BOOKS AND RECORDS. Seller shall retain all books and records related to the Branches that, due to the nature and format thereof, cannot be segregated from records relating to offices other than the Branches, but in connection with Closing, Buyer shall receive possession of, and right, title and interest to and in, all such books and records that can be segregated from books and records related to offices other than the Branches and are ordinarily maintained at or may be transferred to the Branches. In each case the Records directly related to the Branches, Fixed Assets, Account Loans and Assumed Liabilities prior to the Closing Date that are retained by one Party shall be open for inspection by the other Party and its authorized agents, representatives and regulators upon reasonable request during regular business hours after the Closing Date, and the Party with the right of inspection may, at its own expense, make such copies of and excerpts from such Records as it may deem desirable. All Records related to the Branches, Fixed Assets, Account Loans and Assumed Liabilities prior to the Closing Date shall be maintained for a period of time which is at least the longer of (a) the period required by law, or (b) the normal retention period under Seller’s records management program unless the Parties shall, applicable law permitting, agree upon a shorter period. In the event one Party’s audit or inspection of Records in the other Party’s possession results in the second Party’s employees or agents having to devote any substantial amount of time or such Party having to allocate facilities or equipment or incur any substantial costs, then the second Party shall be entitled to reasonable reimbursement for all such costs incurred.

8.7 INSURANCE POLICIES. Seller shall maintain in effect through and until the Closing Date all current insurance policies related to the Branches or comparable policies of insurance as reasonably agreed to by Seller and Buyer.

8.8 FURTHER ASSURANCES. On and after the Closing Date, Seller shall give such further assistance to Buyer and shall execute, acknowledge and deliver all such instruments and take such further action as may be necessary and appropriate to effectively vest in Buyer full, legal and equitable title to the Assets and shall use its best efforts to assist Buyer in the orderly transfer of the Assets and Assumed Liabilities; provided, however, that Seller need not incur any material costs or expenses in connection with the undertakings contained in this Section 8.8 unless such costs or expenses are paid by Buyer. In particular, and without limiting the generality of the foregoing:

(a) For a period of one hundred eighty (180) calendar days following the Closing Date, Seller shall remit to Buyer, promptly after Seller’s receipt after the Closing Date at any of its other offices, all payments related to Account Loans or amounts intended for deposit to the accounts which are part of the Assumed Liabilities or otherwise related to the Assumed Liabilities or Related Assets, and after said 180-calendar-day period Seller may return such items marked “Refer to Maker” with instructions on making payment to Buyer.

(b) With respect to checks or drafts drawn against accounts which are Assumed Liabilities or Account Loans, Seller shall, for a period of one hundred eighty (180) calendar days following the Closing Date, cooperate with Buyer and take all reasonable steps requested by Buyer to ensure that, on and after the Closing Date, each such item which is coded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearing house rules or agreements. After said 180-calendar-day period Seller may return such items marked “Refer to Maker.”

(c) Seller and Buyer agree to ensure an orderly transfer of all data tapes and processing information and to facilitate a systematic conversion of all applicable data regarding ATM cards, Assumed Liabilities and Related Assets. Seller agrees to do the following, all at Seller’s cost: (i) within three (3) Business Days following the Signature Date, provide the information necessary to complete such conversion processing, the initial data processing pre-conversion file layout on paper, and product definitions; (ii) within three (3) Business Days following the Signature Date, provide all data necessary to enable Buyer to calculate APY and APYE for the Assumed Liabilities and otherwise comply with Regulation DD, including rate history, back items, no books and interest calculation; (iii) no later than thirty (30) calendar days prior to the Closing Date, provide the final data processing pre-conversion file packages; (iv) on a day-to-day basis subsequent to the preparation of the final pre-conversion tapes, provide information on any data processing system changes or additions; (v) as part of the data processing conversion, pay all accrued interest on interest-bearing Deposit Accounts (excluding certificates of deposit), send statements on all Deposit Accounts as required by Regulation DD, and book all savings account no-book items; and (vi) by 10:00 a.m. Pacific Time one (1) calendar day following the Closing Date, provide two sets of final data processing conversion file packages. Immediately prior to or on the date of conversion of the data processing information at the Branches, Seller shall (x) deconvert accounts and block any further activity with respect thereto, (y) cycle all accounts, and (z) prepare and send out account statements dated as of the conversion date to all account holders and provide microfiche, if available, to Buyer.

(d) Seller shall remove any supply of money orders, association checks, traveler’s checks and Seller’s negotiable items located at the Branches on the Closing Date.

(e) CLOSE OF BUSINESS ON CLOSING DATE. On the Closing Date, Seller shall close the Branches for business not later than 3:00 p.m. Pacific Time, whereupon Buyer’s representatives shall have access to the Branches, under the supervision of Seller’s representatives, to verify Seller’s provision to Buyer of the documents, files and records relating to the Branches, including the Records. Thereafter, Buyer shall continue to have access to such information and materials as set forth in Sections 8.3 and 8.6.

8.9 CONFIDENTIALITY. Unless disclosure to a bank regulatory authority is necessary in connection with any regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of Seller’s counsel, by other requirements of law or the applicable requirements of any regulatory agency or relevant stock exchange, Seller shall hold, and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, all Confidential Information concerning Buyer furnished to Seller by Buyer or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) previously known by Seller on a non-confidential basis, (b) in the public domain through no fault of Seller, or (c) later lawfully acquired by Seller from other sources without a breach of any obligation to maintain such information in confidence) and shall not release or disclose such Confidential Information to any other Person, except Seller’s auditors, attorneys, financial advisors, bankers and other consultants and advisors and, to the extent permitted above, to bank regulatory authorities. In the event of termination of the transactions contemplated hereby prior to Closing, Seller shall return to Buyer all such records, books, contracts, instruments, computer data, and other data or information and all copies thereof in its possession or in the possession of third parties subject to its direction, and shall certify in writing as to the foregoing.

8.10 WEEKLY REPORTS. Between the Signature Date and Closing, Seller shall provide Buyer with a weekly rate sheet reflecting Seller’s pricing levels for all products, and no products shall be offered at rates in excess of those set forth on such weekly rate sheets. Notwithstanding the foregoing, Buyer acknowledges and agrees that Seller in its ordinary course of business regularly pays to its best customers negotiated higher rates and may continue to do so in accordance with its past and customary practices through the Closing Date; provided, however, that between the Signature Date and the Closing Date, Seller (a) shall not offer or extend such higher rates to other than its “best customers” and (b) shall not increase its rate on any product for any such best customer by more than twenty-five (25) basis points in the aggregate above Seller’s posted rates.

8.11 MAINTENANCE OF ACCOUNTS. Seller shall use its reasonable best efforts to retain at the Branches the Deposits that are domiciled at the Branches as of the Signature Date.

8.12 SUPPLEMENTAL INFORMATION; DISCLOSURE SUPPLEMENTS. From time to time prior to Closing, Seller shall promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the Signature Date would have been required to be disclosed or which would render inaccurate any of the representations, warranties or statements set forth herein; provided, however, that except as provided in Sections 6.10 and 6.11, Seller shall be obligated to update schedules or lists provided hereunder no more frequently than the last day of every month following the Signature Date and one Business Day prior to Closing to reflect any matter which, if existing, occurring or known at the Signature Date, would have been required to be set forth or described in such schedule or list or which is necessary to correct any information in such schedule or list that has been rendered inaccurate thereby.

8.13 SATISFACTION OF CONDITIONS. Seller shall use its best efforts and cooperate with others to expeditiously bring about the satisfaction of conditions specified in Section 10.1 and advise Buyer promptly in writing of any matter which would make the representations and warranties set forth in Article V not true and correct in all material respects at Closing.

ARTICLE IX

NON-COMPETITION

9.1 SOLICITATION. Prior to Closing, Seller shall not knowingly solicit any Deposit customers of the Branches, either directly or indirectly, to reduce or transfer Deposits, close Deposit Accounts or open deposit accounts at other branches of Seller. For a period of three (3) years following the Closing Date, Seller shall not, directly or indirectly, knowingly solicit deposits by the use of direct mail, telemarketing programs or other similar marketing methods specifically directed at former customers whose Deposits were transferred to Buyer hereunder. Notwithstanding the preceding sentence, this Section 9.1 shall not limit the right of

Seller to solicit customers through a general marketing program (including Internet marketing) not targeted to former Deposit customers of the Branches whose Deposits were transferred to Buyer hereunder or to solicit customers who are also customers of other operations or branches of Seller. This Section 9.1 shall not prohibit Seller from acquiring accounts of former Deposit customers of the Branches when such acquisition is part of a purchase from, or a merger with, another financial institution.

9.2 NON-COMPETITION. On the Closing Date, Seller shall cease all retail banking activity at the Branches, including, but not limited to, deposit gathering and ATM operations. Seller shall not, for a period of three (3) years following the Closing Date, directly or indirectly, without the prior written consent of Buyer, own, operate or purchase an office of a savings and loan association, commercial bank, savings bank or depository institution within a ten (10) mile radius of the former location of either of the Branches. Notwithstanding the foregoing, beginning one (1) year following the Closing Date, the limitations contained in this Section 9.2 shall not apply with respect to the then-existing branch offices of a company that (a) merges with or results from a consolidation with or into Seller; or (b) purchases more than fifty percent (50%) of the assets or liabilities of Seller or Seller’s Parent Company in the State of California; or (c) from whom Seller or Seller’s Parent Company purchases more than fifty percent (50%) of its assets or liabilities in the State of California.

9.3 SURVIVAL. This Article IX shall survive Closing.

ARTICLE X

CONDITIONS TO CLOSING

10.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. Unless waived in writing by Buyer, the obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of the following conditions:

(a) PERFORMANCE. Each of the covenants, agreements, acts and undertakings of Seller to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects.

(b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Article VI shall be true and complete in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. It is understood and agreed that the representations being made on and as the Closing Date shall be made without giving effect to any updates made pursuant to Section 8.12.

(c) ABSENCE OF PROCEEDINGS AND LITIGATION. No order, judgment, decree or proceeding shall have been entered and remain in force on the Closing Date restraining or prohibiting any of the transactions contemplated hereby in any legal, administrative or other proceeding.

(d) REGULATORY APPROVALS. All required licenses, approvals and consents of any relevant federal, state or other regulatory agency shall have been obtained and all applicable waiting periods shall have expired.

(e) DOCUMENTS. In addition to the documents described elsewhere in this Section 10.1, Buyer shall have received the following documents from Seller, duly executed:

(1) A General Bill of Sale and Assignment and Assumption substantially in the form of Exhibit 10.1(e)(1) hereto;

(2) A certificate of the Secretary or Assistant Secretary of Seller as to the incumbency and signatures of officers;

(3) A certificate signed by duly authorized officers of Seller stating that the representations and warranties of Seller under Article VI are true in all material respects as of the Closing Date and that the respective covenants of Seller to be performed on or before the Closing Date have been performed in all material respects;

(4) An appointment of Buyer as successor trustee under any IRAs that are included in the Assumed Liabilities;

(5) Resolutions of Seller’s Board of Directors authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Seller;

(6) An opinion from Seller’s general counsel, or such other counsel as Seller has retained, dated as of the Closing Date, in the form attached hereto as Exhibit 10.1(e)(6).

(7) A Retirement Account Transfer Agreement, dated as of the Closing Date, in the form attached hereto as Exhibit 10.1(e)(7);

(8) A final customer list as set forth in Section 13.1 of this Agreement;

(9) As to each Branch Lease, an executed Assignment and Assumption Agreement in the form of Exhibit 10.1(e)(9), or such other form agreed upon by Seller and Buyer;

(10) A Landlord Estoppel Certificate for each Branch Lease in the form attached hereto as Exhibit 10.1(e)(10), or such other form as the landlord shall reasonably request and which is reasonably acceptable to Buyer;

(11) A Records Agreement in the form attached hereto as Exhibit 10.1(e)(11), pursuant to which Seller shall provide Buyer access to certain Records with respect to each Branch;

(12) Such other instruments and documents as counsel for Buyer may reasonably request as necessary and desirable to consummate the transactions contemplated hereby.

(f) MATERIAL ADVERSE EFFECT. Between the Signature Date and the Closing Date, there shall not have occurred any event that has had or reasonably could be expected to have, either individually or in the aggregate, a material adverse effect on the Assets, either of the Branches or the Assumed Liabilities to be acquired hereunder.

(g) APPROVALS AND CONSENTS. Any and all approvals or consents of any governmental entity and non-governmental third party which are necessary to consummate the transactions contemplated hereby, including, but not limited to, any and all approvals to transfer the Realty and Service Contracts to Buyer, shall all have been granted without the imposition of any conditions which Buyer deems, in its reasonable opinion, to materially adversely affect Buyer or to be materially burdensome.

(h) ASSUMED LIABILITIES. At Closing, the amount of the Assumed Liabilities at each Branch shall be no less than eighty-five percent (85%) of the Deposits at the respective Branch as of the date hereof.

10.2 CONDITIONS TO THE OBLIGATIONS OF SELLER. Unless waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to Closing of the following conditions:

(a) PERFORMANCE. Each of the covenants, agreements, acts and undertakings of Buyer to be performed at or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects.

(b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article V shall be true and complete in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

(c) ABSENCE OF PROCEEDINGS AND LITIGATION. No order, judgment, decree or proceeding shall have been entered and remain in force at the Closing Date restraining or prohibiting any of the transactions contemplated hereby in any legal, administrative or other proceeding.

(d) REGULATORY APPROVAL. All required licenses, approvals and consents of any relevant federal, state or other regulatory agency shall have been obtained and all applicable waiting periods shall have expired.

(e) DOCUMENTS. In addition to the documents described elsewhere in this Section 10.2, Seller shall have received the following documents from Buyer, duly executed:

(1) A General Bill of Sale and Assignment and Assumption substantially in the form of Exhibit 10.1(e)(1) hereto;

(2) An Assumption of Deposit Liabilities substantially in the form of Exhibit 10.2(e)(2) hereto;

(3) A certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency and signatures of officers;

(4) An opinion from Buyer’s counsel, dated as of the Closing Date, in the form attached hereto as Exhibit 10.2(e)(4).

(5) Resolutions of Buyer’s Board of Directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Buyer;

(6) A certificate signed by duly authorized officers of Buyer stating that the representations and warranties of Buyer under Article V are true in all material respects as of the Closing Date, and that the respective covenants of Buyer to be performed on or before the Closing Date have been performed in all material respects;

(7) As to each Branch Lease, an executed Assignment and Assumption Agreement in the form of Exhibit 10.1(e)(9), or such other form agreed upon by Seller and Buyer;

(8) The Records Agreement;

(9) Such other instruments and documents as counsel for Seller may reasonably request as necessary and desirable to consummate the transactions contemplated hereby.

(f) SECURITIZATION. Seller shall have completed the transaction previously disclosed to Buyer regarding the securitization of Seller’s auto loans (“Securitization”). Seller shall complete the Securitization prior to or contemporaneously with the occurrence of all other conditions set forth in Section 10.1(e).

ARTICLE XI

TERMINATION

11.1 CONDITIONS FOR TERMINATION. This Agreement shall terminate and be of no further force and effect as between the Parties, upon the occurrence of any of the following:

(a) Upon giving of notice by either Party to the other after the expiration of fifteen (15) calendar days after the refusal or denial by any governmental agency of any approvals or consents required to be obtained pursuant to this Agreement, unless, within such 15-calendar-day period, the relevant Party resubmits the application or appeals the decision of the governmental entity that has denied or refused to grant such consent or approval and, in such event, upon giving of notice by either Party to the other after the expiration of five (5) days after the denial or refusal by such governmental agency of such appeal or resubmitted application;

(b) Upon giving of notice by either Party to the other after the expiration of ten (10) Business Days following the date that such Party has given written notice to the other Party of such other Party’s material breach or material misrepresentation of any condition, warranty, representation or covenant in this Agreement; provided, however, that no such termination shall take effect if within such 10-Business-Day period the Party so notified shall have corrected the grounds for termination in all material respects;

(c) By Seller if any of the conditions set forth in Section 10.2 shall not have been met, or by Buyer if any of the conditions set forth in Section 10.1 shall not have been met by October 30, 2004, or such earlier time as it becomes apparent such condition shall not be met; provided, however, that this Agreement shall not be terminated pursuant to this Section 10.1(c) if the relevant conditions shall have failed to occur as a result of any act or omission by the Party seeking to terminate;

(d) By Buyer, under the conditions specified in Section 3.2; or

(e) Upon mutual written consent of the Parties to terminate.

Notwithstanding anything to the contrary contained herein, neither Party shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other Party.

11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Seller or Buyer as provided in Article XI, neither Seller nor Buyer shall have any further obligation or liability to the other Party except (a) with respect to Sections 7.5, 8.9, 11.2, 11.3, and Article XV, and (b) to the extent such termination results from a Party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of its covenants, agreements or obligations hereunder.

11.3 EXPENSES. If this Agreement is terminated by Seller pursuant to Section 11.1(b), Buyer shall promptly, and in any event within ten (10) calendar days after such termination, pay Seller all Expenses of Seller, but not to exceed One Hundred Thousand Dollars ($100,000). If this Agreement is terminated by Buyer pursuant to Section 11.1(b), Seller shall promptly, and in any event within ten (10) calendar days after such termination, pay Buyer all Expenses of Buyer, but not to exceed One Hundred Thousand Dollars ($100,000).

Except as otherwise provided herein, all Expenses incurred by Seller or Buyer in connection with or related to the authorization, preparation and execution of this Agreement, and all matters related to Closing, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants employed by either Party or its Affiliates, shall be borne solely and entirely by the Party which has incurred the same.

11.4 LIQUIDATED DAMAGES. The failure to consummate the transactions contemplated hereby due to Seller’s inability or failure to close the Securitization shall be considered a material breach by Seller under Section 11.1(c). Seller and Buyer agree that, in such event, (a) Buyer would suffer substantial material damages; (b) the actual amount of such damages might be difficult to ascertain; (c) Buyer shall therefore be entitled to Liquidated Damages in the amount of Two Hundred Fifty Thousand Dollars ($250,000) in addition to reimbursement by Seller of Buyer’s Expenses; and (d) the amount of the Liquidated Damages is reasonable and should not be considered a penalty under applicable law. The term “Liquidated Damages,” as used herein, means the amount contractually stipulated as a reasonable estimate of actual damages to be recovered by Buyer as a result of Seller’s material breach under Section 11.1(c).

ARTICLE XII

BRANCH EMPLOYEES

12.1 BRANCH EMPLOYEES. Buyer shall have no obligation to employ any of the Branch Employees. Buyer may offer employment to certain Branch Employees in Buyer’s sole and absolute discretion. Seller shall pay all Branch Employees their respective earned compensation and accrued vacation time compensation in full through the Closing Date. Nothing herein shall be construed as an employment contract or agreement enforceable by any Branch Employee, including those Branch Employees to whom Buyer offers employment.

12.2 EMPLOYEE MATTERS. Seller and Buyer shall follow the procedures outlined below in dealing with Branch Employees regarding employment after the Closing Date:

(a) A complete list of all active Branch Employees is attached hereto as Schedule 12.2. Buyer, in its sole discretion, may interview all Branch Employees, and, if hired by Buyer, such Branch Employees shall be employed subject to the terms and conditions determined by Buyer in its sole discretion.

(b) Buyer shall have the right, but not the obligation, prior to Closing, to provide training to any Branch Employees who will become employees of Buyer after Closing, as set forth in this Section 12.2. Such training shall be at the expense of Buyer and shall be conducted during normal business hours or, if the foregoing is not possible, after business hours at a location other than the Branches. At the request of Buyer, Seller shall compensate Branch Employees, in accordance with Seller’s customary policies and practices, for the Branch Employee’s time spent being trained by Buyer. Seller shall cooperate with Buyer to make such Branch Employees available for such training prior to Closing. Training shall not exceed forty (40) hours per Branch Employee. Training during business hours shall occur only when the Branch is fully staffed and is limited to one Branch Employee per Branch at any given time. All travel and other reimbursable expense incurred by the Branch Employee for training shall be the responsibility of Buyer.

(c) Immediately prior to Closing, Seller shall terminate all Branch Employees, and Buyer shall offer employment to such Branch Employees as Buyer has determined, in its sole discretion, to hire. Buyer’s offers of employment shall be on an “at-will” basis, and Buyer shall have no obligation to continue employment of any Branch Employee and may, at its option, terminate employment at any time. Seller may employ Branch Employees who do not receive an offer of employment with Buyer at Seller’s other locations.

(d) Seller agrees to cooperate in and not interfere with Buyer’s consideration of or attempt to hire any Branch Employee.

30

Nothing in this Article 12 is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Seller and Buyer.

12.3 EMPLOYEE BENEFITS.

(a) Subject to any limitation or restriction imposed by ERISA, as amended, or any insurance or benefit plan of Buyer, each Branch Employee who becomes an Employee of Buyer (“Transferred Employee”) shall retain the initial date of service shown on Seller’s records in order to calculate tenure for the determination of vacation benefits and eligibility for retirement (but not for determination of retirement benefits); provided however, that vacation days for Transferred Employees shall be prorated as of the Closing Date on the basis of a 365-day year.

(b) Buyer shall not assume, nor shall it have responsibility for the continuation of, any liabilities under or in connection with (i) any employment contract, collective bargaining agreement, plan or arrangement providing for insurance coverage or for deferred compensation, bonuses, stock options or other forms of incentive compensation, or post termination or post-retirement compensation or benefits, written or implied, which is entered into or maintained, as the case may be, by Seller; or (ii) any “employee benefit plan,” as defined in Section 3(3) of ERISA, as maintained, administered or contributed to by Seller and covering any Branch Employees.

(c) Transferred Employees shall be entitled to participate in the benefit plans and arrangements of Buyer subject to all of the terms and conditions of such plans or arrangements, and Buyer shall, to the extent permissible, waive any waiting period for participation in Buyer’s health insurance plan.

12.4 EMPLOYEE DOCUMENTS. Within fifteen (15) Business Days following the Signature Date, Seller shall deliver to Buyer copies of its corporate benefit information. Seller shall give Buyer access to Branch Employees and, upon receipt of a written consent and release from a Branch Employee, shall have the opportunity to review such Branch Employee’s personnel files during normal business hours, including, but not limited to, copies of each written employment agreement and a written description of the oral terms of employment agreements for such Branch Employee, if any. Upon receipt of a written consent and release from a Branch Employee, Buyer shall have the right to review all of such Branch Employee’s personnel file.

12.5 COMPLIANCE WITH COBRA. Notwithstanding anything herein to the contrary, to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state law, any Branch Employee terminated by Seller as a result of the transactions contemplated hereby shall be entitled to continued coverage which shall be administered by Seller, and the required notices concerning such coverage shall be provided by Seller.

ARTICLE XIII

TRANSITION OF DEPOSIT PROCESSING

13.1 NOTICES TO DEPOSITORS. Seller shall provide Buyer, as soon as practicable, with a customer list regarding the accounts to be assumed by Buyer as contemplated hereby, together with data tapes. On the Closing Date, Seller shall provide Buyer a final customer list of the Assumed Liabilities. At the time Seller provides to Buyer the customer lists pursuant to this Section 13.1, Seller shall notify Buyer of any customer addresses which Seller is aware are invalid. Within fourteen (14) Business Days following the Signature Date, Seller and Buyer shall notify the holders of the Assumed Liabilities’ accounts that, subject to Closing requirements, Buyer will assume liability for the Assumed Liabilities. Each Party shall obtain the approval of the other on its notification letter, and each Party shall be solely responsible for any costs or expenses incurred in performing the actions required by this Section 13.1.

13.2 PAYMENT OF INSTRUMENTS. From and after Closing, Buyer shall pay, in accordance with applicable law, all checks, drafts and withdrawal orders that are properly drawn by depositors with respect to the Assumed Liabilities, to the extent such documents are properly endorsed and otherwise properly payable, and in light of credit balances and overdraft privileges, if any, applicable to such depositors, whether such documents are presented to Buyer by mail, over its counters or through the check-clearing system, and in all other respects shall discharge the duties and obligations of Seller with respect to the balances due and owing to the depositors with respect to the Assumed Liabilities.

13.3 FOREIGN CHECKS, SAVINGS BONDS OR COUPONS. Seller shall notify Buyer of any information received regarding the settlement and clearance of any foreign checks, savings bonds or coupons deposited with Seller prior to the Closing Date.

13.4 HOLDS AND STOP PAYMENTS. Seller shall deliver to Buyer at Closing a schedule of holds, stop-payment orders and post-dated check orders placed on Assumed Liabilities accounts and the terms of such holds. Buyer shall continue such holds and stop-payment orders under the same terms reflected on the schedule of holds and stop-payment orders.

13.5 INCOMING DEPOSITS AND MAIL. In the event Seller receives, after the Closing Date, a deposit, legal process or mail with respect to the Assumed Liabilities, Seller shall, at Buyer’s expense, mail such deposit, payment, legal process or other mail to Buyer within five (5) Business Days after receipt thereof at the address Buyer may from time to time designate pursuant to the notice provisions herein.

13.6 RETURNED ITEMS. Any items credited prior to Closing for deposit to, or cashed against, an Assumed Liability which are returned unpaid at any time after Closing (“Returned Items”) shall be handled as follows within ninety (90) calendar days following Closing:

(a) If Buyer’s bank account is charged for the Returned Item, Buyer shall use its reasonable efforts to obtain reimbursement from the account to which, or from the party to whom, the item was credited; provided, that if Seller receives notification of a large Returned Item ($2,500 or more) before 2:00 p.m. Pacific Time on any Business Day, Seller shall notify Buyer of such Returned Item as soon as practicable on the same day notification is received. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with Buyer standing in the name of the party liable for such Returned Item, upon proper identification of such party, Buyer shall debit any or all of such accounts an amount equal in the aggregate to the Returned Item, provided that such debit is permissible under Buyer’s agreement with such party and applicable laws and regulations. If those accounts which may be debited do not contain funds sufficient to reimburse Buyer fully (for reasons other than Buyer’s breach of the above conditions), Seller shall, upon notice from Buyer, reimburse Buyer to the extent sufficient funds are available and immediately repay to Buyer the balance of the Returned Item not reimbursed and Buyer shall assign the Returned Item to Seller for collection.

(b) If Seller’s bank account is charged for the Returned Item, Seller shall notify Buyer as soon as practicable. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with Buyer standing in the name of the party liable for such Returned Item, upon proper identification of such party, Buyer shall debit any or all of such accounts an amount equal in the aggregate to the Returned Item and shall repay that amount to Seller. If there are not sufficient funds in the accounts which may be debited (for reasons other than Buyer’s breach of the above conditions), Buyer shall have no obligation to repay Seller unless and until Buyer obtains reimbursement from the party liable for the Returned Item.

13.7 FORGERIES, ALTERATIONS, CHECK KITES AND OTHER UNAUTHORIZED TRANSACTIONS. Prior to the Closing Date, Seller shall be responsible for all forgeries, alterations, check kites and other unauthorized transactions and the losses resulting therefrom, to the extent the illegal part of the transactions occurred or began prior to the Closing Date.

13.8 SETTLEMENT. In settlement of the transactions described in Sections 13.2 -13.8, Seller and Buyer agree that by 12:00 p.m. Pacific Time on each Business Day, Seller shall provide Buyer with a daily net settlement figure for all such transactions then pending to the knowledge of Seller or Buyer. The Parties agree that the Party obligated to remit any funds thereunder shall do so by 3:00 p.m. Pacific Time of such day. Any such settlement shall be provisional pending receipt by Buyer of the physical items relating to such settlement, and Buyer shall adjust the next daily settlement to reflect any adjustments resulting from its receipt of the physical items.

13.9 ACH ITEMS AND WIRE TRANSFERS. Seller and Buyer shall use commercially reasonable efforts to transfer all ACH arrangements to Buyer as soon as practicable after the Closing Date. Buyer shall continue such ACH arrangements and such recurring debit and credit arrangements. After the Closing Date, Seller shall use commercially reasonable efforts to (a) telecopy or deliver to Buyer on each Business Day after receipt, at the address designated by Buyer, a summary of ACH Items affecting the Assumed Liabilities (such summary to include claim number, suffix (if applicable), source name, trace ID, client name and effective date), and (b) remit by wire transfer to Buyer all ACH Item funds that are intended for

Assumed Liabilities; provided, however, that Seller’s obligation to deliver such summaries and to forward such ACH Items shall continue for not more than one hundred eighty (180) days after the Closing Date. ACH transfers which have not been rerouted directly to Buyer after said 180-day period shall be handled as follows: (i) Buyer shall notify ACH users that they must contact the ACH originator and complete the transfer, and (ii) Seller shall return the ACH transaction to the originator, marked “Account sold to another DFI.” For a period of thirty (30) days following Closing, Seller shall, upon receipt thereof, notify Buyer of incoming wire transfers to account(s) of Assumed Liabilities and shall use commercially reasonable efforts to wire to Buyer on the same day or the following day the funds of such incoming wire transfer for the account(s) of such Assumed Liabilities.

13.10 CHECKING ACCOUNTS. On a daily basis, Seller, at Buyer’s expense, shall outsort all checks received by it drawn on accounts assumed by Buyer and prepare such checks for delivery to Buyer’s service center within one (1) Business Day. Buyer shall either pay the items or return them in accordance with the customer agreement, the California Uniform Commercial Code and all applicable federal laws and regulations. Seller’s obligation to outsort and deliver such checks shall continue for one hundred eighty (180) days following the Closing Date. After said 180-day period, Seller shall stop accepting such items and shall return such items marked “Refer to Maker.”

Seller shall furnish to Buyer a daily accounting of debits to its clearing account. On a daily basis, Seller and Buyer shall agree on the settlement amounts of inclearing items transferred by Seller to Buyer. Buyer shall remit the settlement amount to Seller on the next Business Day by immediately available funds.

13.11 HOLDS. Holds that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments shall be continued by Buyer under the same terms. Seller shall deliver to Buyer at Closing a schedule of such holds which describes the terms thereof.

13.12 CARD PROCESSING. Prior to Closing, Seller shall provide Buyer with the necessary data and tapes required to accommodate the processing of ATM and debit cards, which may then be issued prior to Closing. Furthermore, the Parties agree to settle on a daily basis all transactions occurring during the conversion period.

13.13 REGULATION E CLAIMS. Any claim submitted under Federal Reserve Regulation E for transactions processed prior to the Closing Date shall be settled as follows:

(a) If such claim is submitted to Seller, Seller shall process the claim under the guidelines specified in “Regulation E,” and if a reimbursement to the customer is determined necessary, Seller shall directly reimburse the customer.

(b) If the claim is submitted to Buyer, Buyer shall process the claim under the guidelines specified in “Regulation E,” and if a reimbursement to the customer is determined necessary, Buyer shall directly reimburse the customer and notify Seller of such reimbursement. Seller shall remit by wire transfer within twenty-four (24) hours of notice an amount equal to the reimbursement paid by Buyer to the customer.

(c) Such settlement shall continue for ninety (90) calendar days following the Closing Date. All claims submitted after such 90-day period shall be returned by Seller to the originator of the claim.

13.14 GOVERNMENT BENEFIT PAYMENT RECLAMATION ITEMS. Any government benefit payment reclamation item notification received for a social security deposit that was received prior to the Closing Date shall be sent by Seller to Buyer. If funds are available, Buyer shall forward such funds to satisfy said claim within twenty-four (24) hours following receipt. If Buyer determines that the funds are not available, Buyer shall use its best efforts to recover the funds. Any liability for additional reclamation relative to items referenced in this Section 13.14 shall be the responsibility of Seller except to the extent Buyer is aware of the death of a customer.

13.15 DATA PROCESSING CONVERSION. The Parties shall take commercially reasonable steps to facilitate the orderly transfer of all data tapes and processing information and shall facilitate an electronic and systematic conversion of all applicable data regarding Account Loans, ATM and debit cards and Assumed Liabilities, and each Party will bear the cost associated with the transfer of its tapes and information and the conversion of its data except as otherwise agreed upon. Seller shall pay all accrued interest on interest-bearing accounts (excluding certificates of deposit) which are Assumed Liabilities, send statements on all accounts as required by Regulation DD, and by 10:00 a.m. Pacific Time one (1) calendar day following the Closing Date, provide two sets of final data conversion file tapes. Immediately prior to or at the date of conversion of the data processing information at the Branches, Seller shall deconvert accounts and block any further activity with respect thereto.

13.16 INTEREST REPORTING. Seller shall report for the current calendar year through and including the Closing Date all interest credited to, interest premiums paid to, interest withheld from and early withdrawal penalties charged to the Assumed Liabilities. Buyer shall report from, but not including the Closing Date, through the end of the calendar year all interest credited to, interest withheld from, and early withdrawal penalties charged to the Assumed Liabilities. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies.

13.17 WITHHOLDING. Seller shall deliver to Buyer on or before the Closing Date data indicating all “B” notices (TINs do not match) and “C” notices (under reporting/IRS imposed withholding) issued by the IRS related to the Assumed Liabilities. Any and all listings of similar notices regarding the Assumed Liabilities received by Seller from the IRS shall be promptly delivered to Buyer. All notices received by Seller from the IRS releasing withholding restrictions on the Assumed Liabilities shall be promptly delivered to Buyer. Any amounts required by any governmental agency to be withheld from any of the Assumed Liabilities (“Withholding Obligations”) or any penalties imposed by any governmental agency shall be handled as follows:

(a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date shall be withheld and remitted by Seller and any other sums withheld by Seller pursuant to Withholding Obligations on or prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due.

(b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller as set forth in Section 13.17(a) above shall be withheld and remitted by Buyer. Within two (2) Business Days following receipt of such notice, Seller shall notify Buyer and Buyer shall comply with notification requirements.

(c) Any penalties described on “B” notices from the IRS or any similar penalties which relate to Assumed Liabilities opened by Seller prior to the Closing Date shall be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulted from Seller’s acts, policies or omissions; provided, however, that Buyer shall use commercially reasonable efforts to reduce such penalties.

(d) Any penalties assessed due to information missing from information filings regarding the Assumed Liabilities, including, but not limited to, 1099 forms, shall be paid by Seller promptly upon receipt of the notice providing such penalty assessment resulting from Seller’s acts, policies or omissions, but Seller shall be entitled to negotiate such penalties with the IRS.

13.18 TAXPAYER INFORMATION. Seller shall deliver to Buyer within three (3) Business Days following the Closing Date (a) TINs (or record of appropriate exemption) for all holders of the Assumed Liabilities, and (b) all other information in Seller’s possession or reasonably available to Seller required by applicable law to be provided to the IRS and/or account holders with respect to the Assumed Liabilities and Account Loans, except for such information which Seller is obligated to report pursuant to Sections 13.16 and 13.17 (collectively, “Taxpayer Information”).

13.19 SELLER’S COOPERATION. From and after Closing, Seller shall cooperate with Buyer and shall provide reasonable assistance in responding to inquiries and requests of customers related to the Assumed Liabilities and Assets to the extent such inquiries and requests relate to facts and circumstances that occurred prior to Closing.

ARTICLE XIV

JOINDER AND ASSUMPTION

Seller’s Parent Company acknowledges and agrees that, due to the uncertainty concerning the continued existence of Seller after Closing, Buyer would not enter into this Agreement; therefore, as a material inducement and specific consideration to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller’s Parent Company, by its execution hereof, specifically undertakes with Seller the representations, warranties, covenants, agreements, obligations and indemnifications of Seller and agrees to perform any and all such undertakings after Closing. Seller’s Parent Company covenants that all corporate actions necessary to authorize this undertaking on its part have been obtained and a certificate of resolution to this effect shall be delivered to Buyer at or prior to Closing.

ARTICLE XV

GENERAL PROVISIONS

15.1 SURVIVAL. The respective representations and warranties made by the Parties and their respective covenants and obligations to be performed under the terms hereof prior to, at or after Closing shall survive Closing, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of either Party by the other Party.

15.2 INDEMNIFICATION.

(a) Seller shall indemnify, hold harmless and defend Buyer (and its Affiliates, successors, directors, officers and employees) from and against any and all damage, loss, liability, cost, suit, proceeding, claim or expense (including reasonable legal fees and expenses) incurred or suffered by Buyer (or its Affiliates, successors, directors, officers and employees) in connection with:

(i)	any misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement and the transactions contemplated hereby;

(ii)	all liabilities and obligations incurred by Buyer which Buyer did not expressly assume hereunder;

(iii)	any claim against Buyer arising out of any act or omission of Seller prior to Closing in connection with any of the Deposits, Assets, Service Contracts or the operation of the Branches; and

(iv)	any employee benefits described in Section 12.3(b) arising on or prior to the Closing Date.

(b) Buyer shall indemnify, hold harmless and defend Seller (and its Affiliates, successors, directors, officers and employees) from and against any and all damage, loss, liability, cost, suit, proceeding, claim or expense (including reasonable legal fees and expenses) incurred or suffered by Seller (or its Affiliates, successors, directors, officers and employees) in connection with:

(i)	any misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement and the transactions contemplated hereby;

(ii)	any claim against Seller arising out of any act or omission of Buyer after Closing with respect to any of the Assumed Liabilities, Assets, operation of the Branches, or the Service Contracts assumed by Buyer hereunder; and

(iii)	all liabilities and obligations arising after the Closing Date and expressly assumed by Buyer hereunder including, but not limited to, liabilities and obligations related to any and all Transferred Employees.

(c) A Party seeking indemnification pursuant to this Section 15.2 (“Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (“Indemnifying Party”) of the assertion of any claim, or the commencement of any action or proceeding, with respect to which indemnity may be sought hereunder. The Indemnified Party shall assist the Indemnifying Party in the defense of any such action or proceeding. The Indemnifying Party shall have the right to, and shall at the request of the Indemnified Party, assume the defense of any such action or proceeding at its own expense. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless:

(i)	the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

(ii)	the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and, in the reasonable judgment of the Indemnified Party, representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

(d) An Indemnifying Party shall not be liable under this Section 15.2 for any settlement effected without its consent of any claim, litigation or proceeding with respect to which indemnity may be sought hereunder. The Indemnifying Party may settle any claim without the consent of the Indemnified Party, but only if the sole relief awarded is monetary damages that are paid in full by the Indemnifying Party. An Indemnified Party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the Indemnifying Party hereunder. Notwithstanding the foregoing, no investigation by an Indemnified Party at or prior to Closing shall relieve an Indemnifying Party of any liability hereunder, unless the Indemnified Party seeks indemnity with respect to a representation or warranty which it knew or should have known based on information in its possession prior to Closing and the Indemnified Party intentionally failed to bring such belief to the attention of the Indemnifying Party prior to Closing.

15.3 INDEMNIFICATION NON-EXCLUSIVE. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy either Party may have for breach of representation, warranty, covenant or agreement or any other cause of action under this Agreement.

15.4 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. The indemnification provisions of this Article XV shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or legal requirements.

15.5 BROKER’S FEES. With the exception of Sandler O’Neill & Partners, L.P., whose fees are being paid by Seller, each of the Parties represents and warrants to the other that it has dealt with no broker or finder in connection with any of the transactions contemplated hereby and that no action has been taken that would give rise to any valid claim for brokerage commission, finder’s fee or other like commission. Seller and Buyer each undertake to indemnify and hold each other harmless against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder’s fee alleged to be payable because of any act, omission or statement of the Indemnifying Party.

15.6 PUBLICITY AND NOTICES. Neither Party shall issue a press release announcing this Agreement or the transactions contemplated hereby to the public or make any public announcements of this Agreement or the transactions contemplated hereby without consulting with and obtaining approval of the other Party, which approval shall not be unreasonably withheld.

15.7 ATTORNEYS’ FEES. Each Party shall bear the cost of its own attorneys’ fees incurred in connection with the preparation of this Agreement and consummation of the transactions contemplated hereby.

15.8 SALES AND TRANSFER TAXES. All excise, sales, use, transfer, documentary transfer taxes and recording taxes and any other taxes or assessments which are payable or arise as a result of this Agreement or the assumption of the Assumed Liabilities or acquisition of the Assets (not including the Account Loans, which are addressed in Section 2.4) as contemplated hereby (except income taxes determined by reference to the income of one of the Parties) shall be paid by Buyer to Seller upon Buyer’s receipt of satisfactory evidence that Seller has paid such taxes or is legally obligated to pay such taxes. Seller shall report such tax on Seller’s sales tax return. This Section 15.8 shall survive Closing.

15.9 NOTICES. All notices, requests, demands and other communication given or required to be given under this Agreement shall be in writing, duly addressed to the Parties as follows:

To Seller:	Pan American Bank, FSB 1801 El Camino Real Burlingame, California 94010 Attn: Ray Thousand

With a copy to:	Manatt, Phelps & Phillips, LLP 695 Town Center Drive 14th Floor Costa Mesa, California 92626 Attn: John Grosvenor

To Seller’s Parent Company:	United PanAm Financial Corp. 3990 Westerly Place, Suite 200 Newport Beach, California 92660 Attn: Ray Thousand

To Buyer:	Guaranty Bank 8333 Douglas Avenue Dallas, Texas 75225 Attn: Ronald D. Murff

With a copy to:	Guaranty Bank 1300 South Mopac Expressway Austin, Texas 78746 Attn: J. Bradley Johnston, Esq.

With a copy to:	Wm. E. Livingstone, III, Esq. 8333 Douglas Avenue, Suite 990 Dallas, Texas 75225

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received seventy-two (72) hours after the same is addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof. Either Party may change the address for receipt of Notices at any time upon delivering Notice of such change to the other Party in accordance with this Section 15.9, but such Notice shall be effective only upon actual receipt. This Section 15.9 shall survive Closing.

15.10 ARM’S-LENGTH TRANSACTION. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters contemplated hereby. In addition, each Party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it is not applicable and is waived.

15.11 SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective transferees, successors and assigns, but this Agreement may not be assigned by either Party without the prior written consent of the other, and any attempted assignment by a Party without the other Party’s consent shall be null and void; provided, however, that the foregoing shall not prohibit or require the consent of the other Party for an assignment by a Party in connection with a merger or consolidation of such Party with, or the sale of a substantial portion of such Party’s assets with, another federally insured depository institution.

15.12 THIRD-PARTY BENEFICIARIES. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

15.13 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of law provisions of the laws of such state. The Parties expressly submit to the exclusive jurisdiction and venue of the Superior Court of the County of Los Angeles or the United States District Court for the Central District of California (the “California Courts”). Any action, suit or proceeding arising out of or related to this Agreement or any agreement or instrument delivered pursuant hereto, the subject matter thereof or the transactions contemplated hereby shall be brought in the California Courts, and in such event the Parties irrevocably waive, for themselves and their respective successors and assigns, all rights they may have to bring or have tried elsewhere any such action, suit or proceeding. This Section 15.13 shall survive Closing.

15.14 ENTIRE AGREEMENT. This Agreement, including all schedules and exhibits, contains all the agreements of the Parties with respect to the matters contemplated hereby, and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the Parties or their respective successors in interest and expressly stating that it is an amendment hereof.

15.15 HEADINGS. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions hereof.

15.16 SEVERABILITY. If any provision of this Agreement shall become illegal, null or void or against public policy for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining provisions hereof shall not be affected thereby.

15.17 WAIVER. The waiver of any breach of any provision under this Agreement by either Party shall not be deemed to be a waiver of any preceding or subsequent breach hereunder.

15.18 NUMBER(S). Whenever the context of this Agreement so requires, the singular includes the plural, the plural includes the singular and the whole includes any part thereof.

15.19 TIME. All references to hours of the day in this Agreement shall be references to Pacific Time.

15.20 TIME IS OF THE ESSENCE. TIME IS OF THE ESSENCE WITH RESPECT TO EACH AND EVERY PROVISION OF THIS AGREEMENT.

15.21 FORCE MAJEURE. Seller and Buyer agree that, notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated as a result of failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided neither Party has materially failed to observe the obligations of such Party hereunder, neither Party shall be obligated to pay to the other Party any Expenses or otherwise be liable hereunder.

15.22 KNOWLEDGE. Whenever any statement contained in this Agreement or in any list, certificate or other document delivered to either Party pursuant hereto is made “to the knowledge” of either Party, such Party shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each statement shall constitute a representation that such investigation has been conducted.

15.23 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have duly authorized and executed this Agreement as of the date first above written.

PAN AMERICAN BANK, FSB

By:	/s/ Ray Thousand
Name:	Ray Thousand
Title:	President and Chief Executive Officer

UNITED PANAM FINANCIAL CORP.

By:	/s/ Ray Thousand
Name:	Ray Thousand
Title:	President and Chief Executive Officer

GUARANTY BANK

By:	/s/ Ronald D. Murff
Name:	Ronald D. Murff
Title:	President-Retail Bank